Exhibit 4.1

Execution Version

Worthington Industries, Inc.

$100,000,000 Floating Rate Senior Notes due December 17, 2014

Note Purchase Agreement

Dated December 17, 2004

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Section	Heading	Page
Section 22.7.	Governing Law	34
Section 22.8.	Jurisdiction and Process; Waiver of Jury Trial	34
Signature		36

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Schedule A	—	Information Relating to Purchasers

Schedule B	—	Defined Terms

Schedule 5.3	—	Disclosure Materials

Schedule 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

Schedule 5.5	—	Financial Statements

Schedule 5.15	—	Existing Indebtedness

Schedule 10.2	—	Existing Liens

Schedule 10.3	—	Existing Investments

Exhibit 1	—	Form of Floating Rate Senior Note due December 17, 2014

Exhibit 4.4(a)	—	Form of Opinions of Counsel for the Company

Exhibit 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

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Worthington Industries, Inc.
200 Old Wilson Bridge Road
Columbus, Ohio 43085

Re: $100,000,000 Floating Rate Senior Notes due December 17, 2014

December 17, 2004

To Each of the Purchasers Listed in
     Schedule A Hereto:

Ladies and Gentlemen:

     Worthington Industries, Inc., an Ohio corporation (the “Company”), agrees with each of the purchasers whose names appear at the end hereof (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:

Section 1. Authorization of Notes.

     Section 1.1. Description of Notes. The Company will authorize the issue and sale of $100,000,000 aggregate principal amount of its Floating Rate Senior Notes due December 17, 2014 (the “Notes”, such term to include any such notes issued in substitution therefor pursuant to Section 13). The Notes shall be substantially in the form set out in Exhibit 1. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

     Section 1.2. Floating Interest Rate.

       (i) The Notes shall bear interest (computed on the basis of a 360-day year and actual days elapsed) on the unpaid principal thereof from the date of issuance at a floating rate equal to the Adjusted LIBOR Rate from time to time, payable semiannually on the seventeenth day of June and December (or if such day is not a Business Day, then on the next succeeding Business Day), commencing on June 17, 2005, until such principal sum shall have become due and payable (whether at maturity, upon notice of prepayment or otherwise) (each such date being referred to herein as an “Interest Payment Date") and interest (so computed) on any overdue principal and LIBOR Breakage Amount, if any, and, to the extent permitted by applicable law, on any overdue interest, from the due date thereof (whether by acceleration or otherwise) at the Default Rate until paid. Subject to Section 13.2, Notes shall only be issued under this Agreement in minimum denominations of $1,000,000 and integral multiples of $100,000 in excess thereof.

     (ii) The Adjusted LIBOR Rate shall be determined by the Company, and notice thereof shall be given to the holders of the Notes, within three Business Days after the beginning of each Interest Period, together with a copy of the relevant screen used for the determination of LIBOR, a calculation of the Adjusted LIBOR Rate for such Interest Period, the number of days in such Interest Period, the date on which interest for such Interest Period will be paid and the amount of interest to be paid to each holder of the Notes on such date. In the event that the Required Holders do not concur with such determination by the Company, within ten Business Days after receipt by such holders of the notice delivered by the Company pursuant to the immediately preceding sentence, the Required Holders shall provide notice to the Company, together with a copy of the relevant screen used for the determination of LIBOR, a calculation of the Adjusted LIBOR Rate for such Interest Period, the number of days in such Interest Period, the date on which interest for such Interest Period will be paid and the amount of interest to be paid to each holder of Notes on such date, and any such determination made by the holders of the Notes in accordance with the provisions of this Agreement, shall be presumptively correct absent manifest error.

Section 2. Sale and Purchase of Notes.

     Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

Section 3. Closing.

     The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, at 11:00 a.m., Chicago time, at a closing (the “Closing”) on December 17, 2004 or on such other Business Day thereafter on or prior to December 30 as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $1,000,000 and integral multiples of $100,000 in excess thereof as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to Account Number 2079900402326 at Wachovia Bank, N.A., Charlotte, North Carolina, ABA No. 053000219. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

Section 4. Conditions to Closing.

       Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s reasonable satisfaction, prior to or at the Closing, of the following conditions:

     Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

     Section 4.2. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

Section 4.3. Compliance Certificates.

       (a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

       (b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

     Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from the General Counsel of the Company and Vorys, Sater, Seymour and Pease LLP, counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

     Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

     Section 4.6. Sale of Notes. Contemporaneously with the Closing the Company shall sell to each Purchaser the Notes to be purchased by it at the Closing as specified in Schedule A.

     Section 4.7. Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

     Section 4.8. Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

     Section 4.9. Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

     Section 4.10. Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

     Section 4.11. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

Section 5. Representations and Warranties of the Company.

       The Company represents and warrants to each Purchaser that as of the date of Closing:

     Section 5.1. Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and currently proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

     Section 5.2. Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 5.3. Disclosure. The Company, through its agent, Wachovia Capital Markets LLC, has delivered to each Purchaser a copy of a Confidential Offering Memorandum, dated November, 2004 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries on a consolidated basis. This Agreement, the Memorandum, the documents, certificates or other writings identified in Schedule 5.3 by or on behalf of the Company in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, in each case, delivered to the Purchasers prior to December 3, 2004 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in any material respect in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since May 31, 2004, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Restricted Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     Section 5.4. Organization and Ownership of Shares of Subsidiaries. (a) Schedule 5.4 contains (except as noted therein) a complete and correct list of the Company’s Restricted and Unrestricted Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary of the Company.

       (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable (to the extent applicable) and are owned by the Company or another Subsidiary free and clear of any Lien (except as permitted under this Agreement and otherwise disclosed in Schedule 5.4).

       (c) Each Active Restricted Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Active Restricted Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

       (d) No Active Restricted Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Active Restricted Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Active Restricted Subsidiary.

     Section 5.5. Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Consolidated Subsidiaries listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Consolidated Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Consolidated Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements, the notes thereto or otherwise disclosed in the Disclosure Documents.

     Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Restricted Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Restricted Subsidiary is bound or by which the Company or any Restricted Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Restricted Subsidiary, in each case which could reasonably be expected to result in a Material Adverse Effect.

     Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes except routine filings made, or to be made, under the Securities Act, the Exchange Act and/or under applicable state’s securities laws, if required.

     Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Restricted Subsidiary or any property of the Company or any Restricted Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would in the reasonable judgment of the Company have a Material Adverse Effect.

       (b) Neither the Company nor any Restricted Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would in the reasonable judgment of the Company have a Material Adverse Effect.

     Section 5.9. Taxes. The Company and its Restricted Subsidiaries have filed all Material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Restricted Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Restricted Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are in the opinion of the Company adequate.

     Section 5.10. Title to Property; Leases. The Company and its Restricted Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Restricted Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

     Section 5.11. Licenses, Permits, Etc. (a) The Company and its Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others except to the extent that the failure to own or possess the same would not reasonably be expected to have a Material Adverse Effect.

       (b) To the knowledge of the Company, no product of the Company or any of its Restricted Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person to the extent that any such infringement would reasonably be expected to result in a Material Adverse Effect.

       (c) To the knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Restricted Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Restricted Subsidiaries to the extent that any such violation would reasonably be expected to result in a Material Adverse Effect.

     Section 5.12. Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code or section 4068 of ERISA, other than such liabilities or Liens which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

       (b) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

       (c) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

       (d) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

     Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than the Purchasers and not more than thirty other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

     Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes to refinance existing Indebtedness, refinance portions of the Company’s off balance sheet asset securitization program and for general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 2% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 2% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

     Section 5.15. Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Restricted Subsidiaries as of November 30, 2004 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Restricted Subsidiaries. Neither the Company nor any Restricted Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Restricted Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Restricted Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

       (b) Except as disclosed in Schedule 5.15, neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.2.

       (c) Neither the Company nor any Restricted Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Restricted Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15.

     Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

       (b) Neither the Company nor any Subsidiary (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) knowingly engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

       (c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.

     Section 5.17. Status under Certain Statutes. Neither the Company nor any Restricted Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

     Section 5.18. Environmental Matters. (a) Neither the Company nor any Restricted Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Restricted Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

       (b) Neither the Company nor any Restricted Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

       (c) Neither the Company nor any Restricted Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and neither has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect; and

       (d) All buildings on all real properties now owned, leased or operated by the Company or any Restricted Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.

Section 6. Representations of the Purchaser.

     Section 6.1. Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser represents that it is an “accredited investor” within the meaning of Rule 501(a) of Regulation D as promulgated under the Securities Act. Each Purchaser understands that the Notes have not been registered under the Securities Act or under the securities laws of any state and may be transferred or resold only if registered pursuant to the provisions of the Securities Act and any applicable securities laws or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

     Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

     (a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

     (b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

     (c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

     (d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

     (e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

     (f) the Source is a governmental plan; or

     (g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

     (h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7. Information as to Company.

     Section 7.1. Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor:

     (a) Quarterly Statements — within 60 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

     (i) a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such quarter, and

     (ii) consolidated statements of operations and cash flows of the Company and its Consolidated Subsidiaries, for such quarter,

setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at: http//www.worthingtonindustries.com) and shall have given each Purchaser prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);

     (b) Annual Statements — within 105 days (or such shorter period as is 15 days greater than the period applicable to the filing of the Company’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether the Company is subject to the filing requirements thereof) after the end of each fiscal year of the Company, duplicate copies of

     (i) a consolidated balance sheet of the Company and its Consolidated Subsidiaries as at the end of such year, and

     (ii) consolidated statements of operations and retained earnings and cash flows of the Company and its Consolidated Subsidiaries for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and provided to the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall also be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

     (c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Restricted Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

     (d) Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed Default or Event of Default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(e), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

     (e) ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any ERISA Event that would reasonably be expected to have a Material Adverse Effect, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto.

     (f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation specifically directed to the Company (as opposed to any entity generally) that could reasonably be expected to have a Material Adverse Effect; and

     (g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Restricted Subsidiaries (including, but without limitation, actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by the Required Holders.

     Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):

     (a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 and Section 10.10, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections) and, if any change in GAAP shall have resulted in an adjustment to the financial covenants in accordance with Section 22.3, then the calculations shall also include additional information in reasonable detail which reconciles the adjusted financial covenants to the GAAP financial statements of the Company; and

     (b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

     Section 7.3. Visitation. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

     (a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior written notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts (and all such information shall be deemed Confidential Information hereunder) of the Company and its Active Restricted Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Active Restricted Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

     (b) Default — if a Default or Event of Default then exists, at the expense of the Company and upon 3 Business Days prior written notice to the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts (and all such information shall be deemed Confidential Information hereunder) with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

Section 8. Payment and Prepayment of the Notes.

     Section 8.1. Required Prepayments. The entire unpaid principal amount of the Notes shall become due and payable on December 17, 2014.

     Section 8.2. Optional Prepayment of the Notes with LIBOR Breakage Amount. (a) Subject to the last sentence of this paragraph, the Company may, at its option, upon notice as provided below, prepay at any time after December 17, 2006 all, or from time to time any part of, the Notes, in an amount not less than $1,000,000 in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the LIBOR Breakage Amount (unless the date specified for prepayment is a regularly scheduled Interest Payment Date) and the Premium Amount, if any, determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 15 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each such Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, the Premium Amount, if any, and shall state that the LIBOR Breakage Amount will be payable if such prepayment is not on a regularly scheduled Interest Payment Date and that such holder is required to calculate such amount and submit such calculation in reasonable detail to the Company not less than two Business Days prior to the date of prepayment.

       (b) The term “LIBOR Breakage Amount” shall mean any loss, cost or expense (other than lost profits) actually incurred by any holder of a Note as a result of any payment or prepayment of any Note on a date other than an Interest Payment Date, and any loss or expense arising from the liquidation or reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained for the period from the date of such payment or prepayment to the next Interest Payment Date. Each holder shall determine the LIBOR Breakage Amount with respect to the principal amount of its Notes then being paid or prepaid by written notice to the Company setting forth such determination in reasonable detail not less than two Business Days prior to the date of prepayment in the case of any prepayment pursuant to Section 8.2(a) and not less than one Business Day in the case of any payment required by Section 12.1. Each such determination shall be presumptively correct absent manifest error.

     Section 8.3. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

     Section 8.4. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable LIBOR Breakage Amount, if any, and Premium Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and LIBOR Breakage Amount, if any, and Premium Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

     Section 8.5. Purchase of Notes. The Company will not and will not permit any Affiliate under its control to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

     Section 8.6. Change of Control.

       (a) Notice of Change of Control. The Company will, within ten days after any Responsible Officer of the Company has actual knowledge of the occurrence of any Change of Control of the Company, give written notice of such Change of Control of the Company to each holder of Notes. Such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (b) of this Section 8.6 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.6.

       (b) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.6 shall be an offer to prepay, in accordance with and subject to this Section 8.6, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”) that is not less than 20 days and not more than 90 days after the date of such offer (if the Proposed Prepayment Date shall not be specified in such offer, the Proposed Prepayment Date shall be the 30th day after the date of such offer).

       (c) Acceptance/Rejection. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.6 by causing a written notice of such acceptance to be delivered to the Company at least 5 Business Days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.6 shall be deemed to constitute a rejection of such offer by such holder.

       (d) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.6 shall be at 100% of the principal amount of such Notes together with interest on such Notes accrued to the date of prepayment but without payment of any Premium Amount or LIBOR Breakage Amount. The prepayment shall be made on the Proposed Prepayment Date.

       (e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.6 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.6; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.6 have been fulfilled; (vi) in reasonable detail, the nature and date of the Change of Control of the Company; and (vii) that the failure to respond to such offer of prepayment shall constitute a rejection of such offer.

Section 9. Affirmative Covenants.

       The Company covenants that so long as any of the Notes are outstanding:

     Section 9.1. Compliance with Law. Without limiting Section 10.4, the Company will, and will cause each of its Restricted Subsidiaries to, comply in all material respects with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 9.2. Insurance. The Company will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) reasonably consistent with the Company’s current practice.

     Section 9.3. Maintenance of Properties. The Company will, and will cause each of its Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective material properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 9.4. Payment of Taxes and Claims. The Company will, and will cause each of its Restricted Subsidiaries to, file all Material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary not permitted by Section 10.2, provided that neither the Company nor any Subsidiary need file any such tax return or pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the failure to file all such tax returns and the nonpayment of all such taxes, assessments and claims in the aggregate would not reasonably be expected to have a Material Adverse Effect.

     Section 9.5. Corporate Existence, Etc. Subject to Section 10.4, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.4 and 10.5, the Company will at all times preserve and keep in full force and effect the corporate or other legal existence of each of its Restricted Subsidiaries (unless merged into the Company or a Wholly-Owned Restricted Subsidiary) and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not individually or in the aggregate have a Material Adverse Effect.

     Section 9.6. Books and Records. The Company will, and will cause each of its Restricted Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable material requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Restricted Subsidiary, as the case may be.

Section 10. Negative Covenants.

       The Company covenants that so long as any of the Notes are outstanding:

     Section 10.1. Limitation on Indebtedness of Restricted Subsidiaries. The Company will not cause or permit any Restricted Subsidiary to, directly or indirectly, incur, create, assume or permit to exist any Indebtedness except:

     (a) Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Company (including any Indebtedness of a Person existing at the time such Person is merged with or into or consolidated with a Subsidiary of the Company, or at the time of a sale, lease or other disposition of all or substantially all of the properties of a Person to a Subsidiary of the Company); provided that such Indebtedness was not incurred in connection with, or in anticipation of, such event;

     (b) Indebtedness owing to the Company, any Restricted Subsidiary or Worthington Receivables Corporation (or any replacement or substitute thereof);

     (c) Indebtedness evidenced by letters of credit issued for the benefit of the Company or any Restricted Subsidiary; provided that the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under such letters of credit then outstanding and (ii) the aggregate amount of all payments or disbursement not yet reimbursed by the Company or any Restricted Subsidiary to the applicable letter of credit issuer in respect of drawings under such letters of credit, shall not exceed $20,000,000 in the aggregate at any time; and

     (d) other Indebtedness of Restricted Subsidiaries in an aggregate principal amount at any time outstanding not in excess of 10% of Consolidated Net Tangible Assets.

     Section 10.2. Restriction on Liens. The Company will not, and will not cause or permit any Restricted Subsidiary to, incur, create, assume, become or be liable in any way, or suffer to exist any mortgage, pledge, lien, charge, or other encumbrance of any nature whatsoever on any of its assets, now or hereafter owned, other than Permitted Liens.

     Section 10.3. Investments. The Company will not, and will not cause or permit any Restricted Subsidiary to, make or acquire, any Investment in any Person, except the following (such Investments described below being herein referred to as “Permitted Investments”):

     (a) Investments other than those permitted in subsections (a) through (l) existing on the date hereof and listed on Schedule 10.3;

     (b) Investments held by the Company or such Restricted Subsidiary in the form of Cash Equivalents;

     (c) advances to officers, directors and employees of the Company and Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes, in each case only to the extent that the making or incurrence of any such advance or obligation to any director or executive officer (or equivalent thereof) would not be in violation of Section 402 of the Sarbanes-Oxley Act;

     (d) Investments of the Company in any Restricted Subsidiary or of any Restricted Subsidiary in the Company or another Restricted Subsidiary;

     (e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

     (f) Guaranty Obligations permitted by Section 10.1;

     (g) Investments permitted by Section 10.4;

     (h) Investments consisting of capital expenditures or inventory for use by or in the business of the Company or a Restricted Subsidiary;

     (i) Investments in any Person of which the Company or any Restricted Subsidiary is, or becomes as a result of such Investment, the Controlling Person, or Investments in any assets which are acquired by the Company or a Restricted Subsidiary; provided that as at the end of the immediately preceding fiscal quarter prior to and after giving effect to any such Investment, the Company is in pro forma compliance with the financial covenants set forth in Section 10.10;

     (j) Investments (including Investments made in connection with the acquisition of assets) in any Person of which the Company or any Restricted Subsidiary is not the Controlling Person; provided that as at the end of the immediately preceding fiscal quarter prior to and after giving effect to any such Investment, the Company is in pro forma compliance with the financial covenants set forth in Section 10.10; provided further that the initial amount (determined at the time made) of such Investments which are made after the date of this Agreement shall not exceed $100,000,000 in the aggregate;

     (k) Investments in the nature of seller financing or other consideration received in a Disposition permitted under Section 10.5; and

     (l) additional Investments not exceeding $25,000,000 in the aggregate in any fiscal year of the Company.

     Section 10.4. Merger. The Company will not, and will not cause or permit any Restricted Subsidiary to, merge or consolidate with or into any other Person except: (a) any Restricted Subsidiary or any other Person may merge or consolidate with the Company; provided that (i) the Company is the surviving entity of such merger or consolidation, and (ii) such surviving entity has the majority of its property and assets within the continental limits of the United States of America; or (b) the Company may merge or consolidate with any Restricted Subsidiary; provided that (i) such Restricted Subsidiary is the surviving entity of such merger or consolidation; (ii) such surviving entity is organized and existing under the laws of a state of the United States, (iii) such surviving entity has the majority of its property and assets within the continental limits of the United States of America and (iv) such surviving entity assumes in writing all of the obligations and liabilities of the Company under the Notes and this Agreement; or (c) any Restricted Subsidiary may merge or consolidate with any other Person; provided that the surviving entity of such merger or consolidation is a Restricted Subsidiary after such merger or consolidation; or (d) any merger may be consummated in furtherance of a Disposition not prohibited under Section 10.5; or (e) any Foreign Subsidiary may merge or be consolidated into any Foreign Subsidiary; provided that (x) with respect to any merger or consolidation described in subsections (a) through (e) above, immediately prior to and after giving effect to any such transaction, no condition or event exists which constitutes a Default or an Event of Default shall have occurred and be continuing, and (y) in the case of any merger pursuant to subsection (b) above, the Company shall have caused to be delivered to each holder of Notes an opinion of Vorys, Sater, Seymour and Pease LLP, or other nationally recognized independent counsel, to the effect that the agreements or instruments effecting the assumption required by subsection (b) above are enforceable in accordance with their terms (subject to customary limitations).

     Section 10.5. Dispositions; Asset Ownership. (a) The Company will not, and will not cause or permit any Restricted Subsidiary to, make any Disposition or enter into any agreement to make any Disposition of all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis.

       (b) The Company will not permit (i) that portion of the Consolidated Property, Plant and Equipment at Cost owned by the Company and its Restricted Subsidiaries at the end of each fiscal quarter of the Company to be less than 80% of the Consolidated Property, Plant and Equipment at Cost of the Company and its Consolidated Subsidiaries at the end of such fiscal quarter and (ii) the Consolidated Property, Plant and Equipment at Cost of the Company and its Consolidated Subsidiaries to be less than $700,000,000 at the end of each fiscal quarter. For purposes of the foregoing calculations, “Consolidated Property, Plant and Equipment at Cost” shall mean, as of the end of each fiscal quarter of the Company, (x) in the case of the Company and its Restricted Subsidiaries, the amount of property, plant and equipment at cost that would appear on the consolidated balance sheet of the Company and its Restricted Subsidiaries (as reasonably determined by the Company in accordance with the current practices of the Company which approximate GAAP) and (y) in the case of the Company and its Consolidated Subsidiaries the amount of consolidated property, plant and equipment at cost that appears on the consolidated balance sheet of the Company and its Consolidated Subsidiaries calculated in accordance with GAAP.

     Section 10.6. ERISA. The Company will not, and will not cause or permit any Subsidiary to, at any time engage in a transaction which could be subject to Section 4069 or 4212(c) of ERISA, or permit any Plan to (i) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other related applicable Laws; or (iii) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), which, with respect to each event listed above, would be reasonably expected to have a Material Adverse Effect.

     Section 10.7. Change in Nature of Business. The Company will not, and will not cause or permit any Restricted Subsidiary to, make any change in its business which would cause the type of business primarily conducted by the Company and its Restricted Subsidiaries, considered on a consolidated basis, to be materially different from the type of business primarily being conducted on the date of this Agreement.

     Section 10.8. Transactions with Affiliates. The Company will not, and will not cause or permit any Restricted Subsidiary to, enter into any material transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service with any Affiliate of the Company (other than a Restricted Subsidiary), other than arm’s length transactions with Affiliates that are otherwise permitted hereunder.

     Section 10.9. Burdensome Agreements. The Company will not, and will not cause or permit any Restricted Subsidiary to, enter into any Contractual Obligation that materially limits the ability of any Restricted Subsidiary to make Restricted Payments to the Company or to otherwise generally transfer property to the Company.

     Section 10.10. Financial Covenants.

       (a) Leverage Ratio. The Company will not permit the Leverage Ratio for any period of four consecutive fiscal quarters of the Company, in each case taken as a single accounting period, ending on a date set forth below to be greater than the ratio set forth opposite such date:

Fiscal Quarter Ended	Ratio
February 28, 2005	3.50 to 1.0
May 31, 2005 and Thereafter	3.25 to 1.0

       (b) Consolidated Indebtedness to Capitalization. The Company will not permit the ratio of the Company’s Consolidated Indebtedness to the Company’s Capitalization, calculated as of the end of each fiscal quarter of the Company, to be greater than 55%.

     Section 10.11. Terrorism Sanctions Regulations. The Company will not and will not permit any Subsidiary to (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

     Section 10.12. Designation of Restricted and Unrestricted Subsidiaries. (a) The Company may designate any Restricted Subsidiary as an Unrestricted Subsidiary; provided that: (i) immediately prior to and after giving effect to such change in designation no Default or Event of Default would exist, and (ii) the designation of the Subsidiary as an Unrestricted Subsidiary would not have a Material Adverse Effect; provided further that Company may not designate any Consolidated Subsidiary of the Company as an Unrestricted Subsidiaries if after giving effect thereto the aggregate operating income of the Unrestricted Subsidiaries would account for more than 30% of the consolidated operating income of the Company and its Consolidated Subsidiaries for the most recently completed four fiscal quarters.

       (b) The Company shall not designate any Unrestricted Subsidiary which otherwise meets the definition of a Restricted Subsidiary, as a Restricted Subsidiary, unless if, and only if, immediately after giving effect to such change in designation: (i) any and all outstanding Indebtedness of such Subsidiary could then have been incurred in compliance with Section 10.1 and (ii) immediately prior to and after giving effect to such change in designation no Default or an Event of Default would exist; provided that if Company has designated a Subsidiary which was previously treated as a Restricted Subsidiary as an Unrestricted Subsidiary during the term of this Agreement, Company may not again designate such Subsidiary as a Restricted Subsidiary without the consent of the Required Holders.

       (c) Any change in designation pursuant to this Section 10.12 will be made by the Company giving written notice to the holders of the Notes on or prior to the date for such change in designation, specifying such date and the name of the Subsidiary whose designation is to be so changed, which notice will be accompanied by an Officer’s Certificate certifying that the conditions required for such change in designation will not be violated. Notwithstanding the foregoing, if due to an acquisition or other event, in either case to the extent permitted by this Agreement, which would cause a Person which was not previously a Consolidated Subsidiary to become a Consolidated Subsidiary, Company may immediately elect to have such Person not become a Consolidated Subsidiary, but instead to be designated as an Unrestricted Subsidiary.

Section 11. Events of Default.

       An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

     (a) the Company defaults in the payment of any principal or Premium Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

     (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

     (c) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a) and (b) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(c)); or

     (d) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

     (e) (i) the Company or any Active Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount on any Indebtedness that is outstanding in an aggregate principal amount in excess of $5,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Active Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount in excess of $5,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests or the Company voluntarily making an offer to prepay such Indebtedness), the Company or any such Active Restricted Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount in excess of $5,000,000; or

     (f) the Company or any Active Restricted Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

     (g) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Active Restricted Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Active Restricted Subsidiaries, or any such petition shall be filed against the Company or any of its Active Restricted Subsidiaries and such petition shall not be dismissed within 60 days (any such event, condition or action described in Section 11(f) and this Section 11(g) is hereinafter referred to as a “Bankruptcy Event”); or

     (h) a Bankruptcy Event shall occur with respect to any of the Company’s Unrestricted Subsidiaries and such event would reasonably be expected to have a Material Adverse Effect; or

     (i) unless adequately insured or bonded, the entry of a final judgment for the payment of money involving more than $10,000,000 against the Company or any of its Subsidiaries and the failure by the Company or any of its Subsidiaries: (i) to discharge the same, or cause it to be discharged, within thirty days from the date of the order, decree or process under which or pursuant to which such judgment was entered or (ii) to secure a stay of execution pending appeal of such judgment; or the entry of one or more final non-monetary judgments or orders against the Company or any of its Subsidiaries which, singly or in the aggregate, does or could reasonably be expected to cause a Material Adverse Effect.

Section 12. Remedies on Default, Etc.

     Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(f) or (g) (other than an Event of Default described in clause (i) of Section 11(f) or described in clause (vi) of Section 11(f) by virtue of the fact that such clause encompasses clause (i) of Section 11(f)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

       (b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 50% in principal amount of the Notes at the time outstanding may at any time at its or their option, by written notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

       (c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

       Upon any Note becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate), (y) the Premium Amount, if any, determined in respect of such principal amount (to the full extent permitted by applicable law), and (z) the LIBOR Breakage Amount, if any, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Premium Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

     Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

     Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of more than 50% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Premium Amount, if any, and LIBOR Breakage Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Premium Amount, if any, and LIBOR Breakage Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

     Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

Section 13. Registration; Exchange; Substitution of Notes.

     Section 13.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes (and each holder of a Note shall be deemed to have consented to such release of information by the Company).

     Section 13.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000 and integral multiples of $100,000 in excess thereof, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000 and integral multiples of $100,000 in excess thereof. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.

     Section 13.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

     (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

     (b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14. Payments on Notes.

     Section 14.1. Place of Payment. Subject to Section 14.2, payments of principal, Premium Amount, if any, and LIBOR Breakage Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Wachovia Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

     Section 14.2. Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Premium Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 15. Expenses, Etc.

     Section 15.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of one special counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses shall not exceed $2,500. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any reasonable fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

     Section 15.2. Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

Section 16. Survival of Representations and Warranties; Entire Agreement.

     All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17. Amendment and Waiver.

     Section 17.1. Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Premium Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

     Section 17.2. Solicitation of Holders of Notes.

       (a) Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

       (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

     Section 17.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

     Section 17.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 18. Notices.

       All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy or electronic mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

     (i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

     (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

     (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

Section 19. Reproduction of Documents.

       This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers, modifications and Amended Covenants and Definitions that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20. Confidential Information.

       For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary of the Company in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary of the Company or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes) on a “need-to-know” basis, (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation relating to this Agreement or the Notes to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this

Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

Section 21. Substitution of Purchaser.

       Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22. Miscellaneous.

     Section 22.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

     Section 22.2. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Premium Amount or LIBOR Breakage Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

     Section 22.3. Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP; provided that any change in GAAP that effects the calculation of financial covenants will result in an adjustment in the affected covenant so that it is no more or less restrictive than on the Closing Date.

     Section 22.4. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 22.5. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

       For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

     Section 22.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

     Section 22.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

     Section 22.8. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

       (b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

       (c) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

       (d) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.

* * * * *

       The execution hereof by the Purchasers shall constitute a contract among the Company and the Purchasers for the uses and purposes hereinabove set forth.

Very truly yours,

Worthington Industries, Inc.

		By	/s/ Randal I. Rombeiro

Its Treasurer
This Agreement is hereby accepted and agreed to as of the date thereof.

ALLSTATE LIFE INSURANCE COMPANY

	By:	/s/ Robert B. Bodett

	By:	/s/ Jerry D. Zinkula

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By: CIGNA Investments, Inc. (authorized agent)

	By:		/s/ Deborah B. Wiacek

	Title:		Managing Director

UNITED OF OMAHA LIFE ISNURANCE COMPANY

By: CIGNA Investments, Inc. (authorized agent)

	By:		/s/ Edwin H. Garrison, Jr.

	Title:		First Vice President

PRINCIPAL LIFE INSURANCE COMPANY

By: Principal Global Investors, LLC, a Delaware limited liability company, its authorized signatory

By:	/s/ Jon C. Heiny

Title:	Counsel

By:	/s/ Christopher J. Wendelson

Title:	Counsel

Defined Terms

     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

     “Active Restricted Subsidiary” means a Restricted Subsidiary having a net worth in excess of $1,000,000.

     “Adjusted LIBOR Rate” for each Interest Period shall be a rate per annum equal to LIBOR for such Interest Period plus 0.80%.

     “Affiliate” means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (i) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     “Anti-Terrorism Order” means Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

     “Associate” has the meaning given to it in Rule 12b-2 under the Exchange Act.

     “Bankruptcy Event” is defined in Section 11(g).

     “Business Day” means any day other than (i) a Saturday, a Sunday, (ii) any day on which commercial banks in New York, New York are required or authorized to be closed, or (iii) any day on which banks are not open for dealings in dollar deposits in the London interbank market.

     “Capital Lease” of any Person means any lease of property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

     “Capital Lease Obligations” means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

     “Capitalization” means Consolidated Indebtedness plus Consolidated Net Worth.

     “Cash Equivalents” means:

     (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith

Schedule B
(to Note Purchase Agreement)

and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

     (b) certificates of deposit of (i) any United States commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose (or whose parent company’s) short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Lender”), in each case with maturities of not more than 270 days from the date of acquisition;

     (c) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation not an Affiliate of the Company rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition;

     (d) repurchase agreements with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Company or one or more of its Subsidiaries shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations; and

     (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing clauses (a) through (d).

     “Change of Control” means, with respect to any Person, an event or series of events by which:

     (a) any “person” or “group” (within the meaning of Section 13(d) and 14(d) of the Exchange Act) (other than John H. McConnell, John P. McConnell, their Affiliates, their Associates (as defined in Rule 12b-2 under the Exchange Act), or a group in which the foregoing are a principal participant, or any profit sharing, employee stock ownership or other employee benefit plan of the Company or any Subsidiary of the Company or any trustee or fiduciary with respect to any such plan when acting in such capacity) has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 30% or more of the Equity Interests of such Person on a fully-diluted basis after giving effect to the conversion and exercise of all outstanding

Equity Equivalents (whether or not such Equity Equivalents are then currently convertible or exercisable); or

     (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (b)(i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (b)(i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

     “Closing” is defined in Section 3.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

     “Company” means Worthington Industries, Inc., an Ohio corporation, and its successors.

     “Confidential Information” is defined in Section 20.

     “Consolidated EBITDA” means for any period the sum of (a) Consolidated Net Income for such period plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for (i) Consolidated Interest Expense, (ii) provisions for Federal, state, local and foreign income, value added and similar taxes and (iii) depreciation, amortization (including, without limitation, amortization of goodwill and other intangibles) and other non-cash expense, all determined in accordance with GAAP, minus (c) an amount which, in the determination of Consolidated Net Income for such period, has been added for (i) interest income and (ii) any non-cash income or non-cash gains, all as determined in accordance with GAAP. If the Company or any Subsidiary makes a material acquisition or divestiture, in either case to the extent permitted pursuant to this Agreement, during any period for which Consolidated EBITDA is measured, then for purposes of determining the Leverage Ratio, Consolidated EBITDA shall be adjusted for the period of time prior to the date of such acquisition or divesture by adding the historical financial results for such period of the Person or assets acquired (without taking account of cost savings or others synergies unless approved by the Required Holders) or deleting that portion of the financial results of the Company and its Consolidated Subsidiaries for such period attributable to the Person or assets divested, all as reasonably determined by the Company and certified to the holders of the Notes.

     “Consolidated Indebtedness” means at any date the Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis as of such date.

     “Consolidated Interest Expense” means, for any period, the total interest expense, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments under Capital Lease Obligations and the implied interest component of Synthetic Lease Obligations (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptances and asset securities and other similar off balance street transactions and net costs in respect of Derivatives Obligations constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of the Company and its Restricted Subsidiaries), determined on a consolidated basis for such period.

     “Consolidated Net Income” means, for any period, the net income (or net loss) after taxes of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income (a) the income (or loss) of any Person in which any other Person (other than the Company or any of its Wholly-Owned Subsidiaries) has an ownership interest, except to the extent that any such income is actually received by the Company or such Wholly-Owned Subsidiary in the form of dividends or other distributions during such period and (b) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

     “Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its Subsidiaries for the total assets (less accumulated depletion, depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, after deducting therefrom, in each case as determined on a consolidated basis in accordance with GAAP (without duplication): (a) the aggregate amount of liabilities of the Company and its Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated); (b) current Indebtedness and current maturities of long-term Indebtedness; (c) minority interests in the Company’s subsidiaries held by Persons other than the Company or a Wholly-Owned Subsidiary of the Company; (d) unamortized debt discount and expenses and other unamortized deferred charges; and (e) to the extent included in total assets, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items.

     “Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Company and its Subsidiaries calculated on a consolidated basis in accordance with GAAP as of such time.

     “Consolidated Subsidiary” means with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such

Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

     “Contractual Obligation” means, as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     “Controlling Person” means, with respect any Person, the beneficial owner of a percentage of the voting power of the Equity Interests of any such Person sufficient to approve an action of any such Person which requires a simple majority of the owners of such Equity Interest to vote to approve any such action; provided that any such Person is a Consolidated Subsidiary of such Controlling Person.

     “Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

     “Default Rate” as of any date means that rate of interest that is 2.0% per annum above the Adjusted LIBOR Rate for the Notes for which a determination is then being made.

     “Derivatives Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity, or equity index swaps or options, bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement.

     “Derivatives Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy event with respect to such Person, whether or not allowed or allowable as a claim under any applicable debtor relief laws) of such Person in respect of any Derivatives Agreement, excluding any amounts which such Person is entitled to set-off against its obligations under applicable law.

     “Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any Sale/Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes, accounts receivable or payment intangible or any rights or claims associated therewith.

     “Equity Equivalents” means with respect to any Person any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

     “Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, but excluding any debt securities convertible into such Equity Interests.

     “Electronic Delivery” is defined in Section 7.1(a).

     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

     “ERISA Event” means: (i) a Reportable Event with respect to a Pension Plan; (ii) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (iii) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (iv) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A, of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (v) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (vi) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

     “Event of Default” is defined in Section 11.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

     “Foreign Subsidiary” means with respect to any Person any Subsidiary of such Person that is organized outside the United States and conducts substantially all of its business outside the United States.

     “Form 10-K” is defined in Section 7.1(b).

     “Form 10-Q” is defined in Section 7.1(a).

     “GAAP” means at any time generally accepted accounting principles as then in effect the United States, applied on a basis consistent (except for changes with which the Company’s independent public accountants have concurred) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries previously delivered to the holders of the Notes.

     “Governmental Authority” means

     (a) the government of

     (i) the United States of America or any State or other political subdivision thereof, or

     (ii) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

     (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

     “Guaranty Obligation” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guaranty Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranty” used as a verb has a corresponding meaning. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

     “Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

     “holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

     “Indebtedness” of any Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bond, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee that are capitalized in accordance with GAAP, (e) all Guaranty Obligations, (f) all contingent or non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid or payable (currently or in the future, on a contingent or non-contingent basis) under a letter of credit or similar instrument, (g) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business) and (h) proceeds paid to such Person from asset securitization, synthetic sale/leaseback and other similar off balance sheet transactions.

     “Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than $5,000,000 of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

     “Interest Payment Date” shall have the meaning assigned thereto in Section 1.2 of this Agreement.

     “Interest Period” shall mean the period commencing on the Closing up to, but not including, the first Interest Payment Date and, thereafter, the period commencing on the next succeeding Interest Payment Date and continuing up to, but not including, the next Interest Payment Date.

     “Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of all or substantially all of the assets, shares of capital stock, bonds, notes, debentures, time deposits or other securities of such other Person, (b) any deposit with, or advance, loan or other extension of credit to or for the benefit of such Person (other than deposits made in connection with the purchase of equipment or inventory in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including by way of Guaranty Obligations of any obligation of such Person, any support for a letter of credit issued on behalf of such Person incurred for the benefit of such Person or in the case of any Restricted Subsidiary of the Company, any release, cancellation, compromise or forgiveness in whole or in part of any Indebtedness owing by such Restricted Subsidiary.

     “Leverage Ratio” means on any date the ratio of (i) Consolidated Indebtedness as of such date to (ii) Consolidated EBITDA.

     “LIBOR” shall mean, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a 180-day period which appears on the Bloomberg Financial Markets Service Page BBAM-1 (or if such page is not available, the Reuters Screen LIBO Page) as of 11:00 a.m. (London, England time) on the date 2 Business Days before the commencement of such Interest Period (or three (3) Business Days prior to the beginning of the first Interest Period). “Reuters Screen LIBO Page” means the display designated as the “LIBO” page on the Reuters Monitory Money Rates Service (or such other page as may replace the LIBO page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Banker’s Association Interest Settlement Rates for U.S. Dollar deposits).

     “LIBOR Breakage Amount” is defined in Section 8.2(b).

     “Lien” means, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable laws of any jurisdiction), including the interest of a purchaser of accounts receivable, chattel paper, payment intangibles or promissory notes. Solely for the avoidance of doubt, the filing of a Uniform Commercial Code financing statement that is a protective lease filing in respect of an operating lease that does not constitute a security interest in the leased property or otherwise give rise to a Lien does not constitute a Lien solely on account of being filed in a public office.

     “Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

     “Material Adverse Effect” means an effect on the business, financial condition, assets or liabilities of the Company and its Restricted Subsidiaries, considered on a consolidated basis, which, when combined on a cumulative basis with other changes in the business, financial condition, assets and liabilities of the Company and its Consolidated Subsidiaries, considered on a consolidated basis: (a) would have a material adverse effect on the ability of the Company to perform its obligations under the Notes and this Agreement or (b) would result in a material adverse change in the financial condition of the Company and its Restricted Subsidiaries, considered on a consolidated basis.

     “Memorandum” is defined in Section 5.3.

     “Moody’s” means Moody’s Investors’ Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Company and the Administrative Agent may select.

     “Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

     “NAIC” means the National Association of Insurance Commissioners or any successor thereto.

     “Notes” is defined in Section 1.

     “Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

     “Pension Plans” means a Plan which is subject to the provisions of Title IV of ERISA.

     “Permitted Liens” means:

     (a) Liens securing the payment of taxes and special assessments, either not yet due or the validity of which is being contested by the Person being charged in good faith by appropriate proceedings, and as to which it has set aside on its books adequate reserves to the extent required by GAAP;

     (b) deposits or Liens securing property under workers’ compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

     (c) Liens imposed by law, such as carriers’, warehousemen’s or mechanics’ liens and liens of landlords or mortgagees of landlords arising by operation of law on property located on leased premises, incurred by it in good faith in the ordinary course of business;

     (d) Liens incurred in connection with the lease or acquisition of fixed or capital assets limited to the specific assets acquired with such lease or financing or Capital Lease Obligation (subject to the acquisition of such assets and incurrence of such debt being otherwise permitted by the terms of this Agreement);

     (e) Liens existing on the date of this Agreement securing Indebtedness outstanding on the date of this Agreement in aggregate principal amount not exceeding $14,250,000 and described on Schedule 10.2 of this Agreement;

     (f) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary of the Company and not created in contemplation of such event;

     (g) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into Company or a Subsidiary and not created in contemplation of such event;

     (h) any Lien existing on any asset prior to the acquisition thereof by Company or a Subsidiary and not created in contemplation of such event;

     (i) any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses (d), (e), (f), (g) or (h) of this definition; provided that such Indebtedness is not increased and is not secured by any additional assets;

     (j) Liens incidental to the conduct of the business of the Company or its Subsidiaries or the ownership of their respective assets which (i) do not secure Indebtedness or Derivative Obligations, (ii) do not secure any obligation, or related series of obligations, in an amount exceeding $20,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of the business of the Company or its Subsidiaries;

     (k) Liens on cash and Cash Equivalents securing Derivative Obligations; provided that the aggregate amount of Cash Equivalents subject to such Liens may at no time exceed $20,000,000;

     (l) any attachment Lien being contested in good faith and by proceedings promptly initiated and diligently conducted, unless the attachment giving rise thereto will not, within sixty days after the entry thereof, have been discharged or fully bonded or will not have been discharged within sixty days after the termination of any such bond;

     (m) any judgment Lien, unless the judgment it secures will not, within sixty days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or will not have been discharged within sixty days after the expiration of any such stay;

     (n) easements, rights-of-way, zoning restrictions and other restrictions, charges or encumbrances not materially interfering with the ordinary conduct of the business;

     (o) any Lien on property of a Subsidiary securing Indebtedness of such Subsidiary owing to Company or a Restricted Subsidiary;

     (p) Liens to banks arising from the issuance of letters of credit issued by such banks (“issuing banks”) on the following: (i) any and all shipping documents, warehouse receipts, policies or certificates of insurance and other document accompanying or relative to drafts drawn under any credit, and any draft drawn thereunder (whether or not such documents, goods or other property be released to or upon the order of the Company or any Subsidiary under a security agreement or trust or bailee receipt or otherwise), and the proceeds of each and all of the foregoing; (ii) the balance of every deposit account, now or at any time hereafter existing, of the Company or any Subsidiary with the issuing banks, and any other claims of the Company or any Subsidiary against the issuing banks; and all property claims and demands and all rights and interests therein of the Company or any Subsidiary and all evidences thereof and all proceeds thereof which have been or at any time will be delivered to or otherwise come into the issuing bank’s possession, custody or control, or into the possession, custody or control of any bailee for the issuing bank or of any of its agents or correspondents for the account of the issuing bank, for any purpose, whether or not the express purpose of being used by the issuing bank as collateral security or for the safekeeping or for any other or different purpose, the issuing bank being deemed to have possession or control of all of such property actually in transit to or from or set apart for the issuing bank, any bailee for the issuing bank or any of its correspondents for others acting in its behalf, it being understood that the receipt at any time by the issuing bank, or any of its bailees, agents or correspondents, or other security, of whatever nature, including cash, will not be deemed a waiver of any of the issuing bank’s rights or power hereunder; (iii) all property shipped under or pursuant to or in connection with any credit or drafts drawn thereunder or in any way related thereto, and all proceeds thereof; (iv) all additions to and substitutions for any of the property enumerated above in this subsection; and

     (q) any Lien on accounts of the Company or any Subsidiary (which accounts arise in the ordinary course of business) in connection with the sale or purported sale of accounts to an Unrestricted Subsidiary or a bankruptcy-remote entity that purchases receivables in the ordinary course of its business.

     “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

     “Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

     “Proposed Prepayment Date” is defined in Section 8.6(b).

     “Premium Amount” means (i) in connection with any optional prepayment of the Notes pursuant to Section 8.2 during the period from December 17, 2006 through December 17, 2007, 1% of the principal amount of the Notes so prepaid, and (ii) in connection with any acceleration of the Notes from the date of Closing through December 17, 2007, 1% of the principal amount of the Notes so accelerated. There shall be no Premium Amount with respect to any optional prepayment or acceleration of the Notes after December 17, 2007.

     “property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

     “PTE” means a Prohibited Transaction Exemption issued by the Department of Labor.

     “Purchaser” is defined in the first paragraph of this Agreement.

     “Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

     “Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

     “Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

     “Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

     “Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any class of Equity Interests or Equity Equivalents of the Company or any Subsidiary, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Equity Interests or Equity Equivalents of the Company or any Subsidiary, now or hereafter outstanding or (iii) any payment made to retire, or to obtain the surrender of, any Equity Interests or Equity Equivalents of or now or hereafter outstanding.

     “Restricted Subsidiary” means with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP, excluding, with respect to the Company at any date, all Unrestricted Subsidiaries designated as such pursuant to Section 10.12.

     “S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., a New York corporation, and its successor or, absent any such successor, such nationally recognized statistical rating organization as the Company and the Required Holders may select.

     “Sale/Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or any of its Subsidiaries of any property, whether owned by the Company or any of its Subsidiaries as of the date of this Agreement or later acquired, which has been or is to be sold or transferred by the Company or any of its Subsidiaries to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such property.

     “Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002.

     “SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.

     “Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.

     “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

     “Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

     “Subsidiary” means with respect to any Person any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, more than 50% of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or business entity other than a corporation, more than 50% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have more than 50% ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated more than 50% of partnership, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, association or other business entity. Notwithstanding the foregoing, any Person that is not included as a “Consolidated Subsidiary” under GAAP shall not be a Subsidiary hereunder.

     “SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

     “Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

     “Unrestricted Subsidiary” means any Subsidiary which would otherwise be a Consolidated Subsidiary, but which has been designated as an Unrestricted Subsidiary by the Company pursuant to the provisions of Section 10.12.

     “USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

     “Wholly-Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person.

Disclosure Documents

None

Exhibit 1
(to Note Purchase Agreement)

[Form of Note]

Worthington Industries, Inc.

Floating Rate Senior Note due December 17, 2014

No. [_____]	[Date]
$[_____]	PPN 981811 B* 2

     For Value Received, the undersigned, Worthington Industries, Inc. (herein called the “Company"), a corporation organized and existing under the laws of the State of Ohio, hereby promises to pay to [_____], or registered assigns, the principal sum of [_____] Dollars (or so much thereof as shall not have been prepaid) on December 17, 2014, with interest (computed on the basis of a 360-day year and actual days elapsed) (a) on the principal amount from time to time remaining unpaid hereon at a floating rate equal to the Adjusted LIBOR Rate (as defined in the Note Purchase Agreement referred to below) from the date thereof until maturity, payable semiannually on the seventeenth day of each June and December in each year, commencing on June 17, 2005 until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Premium Amount and LIBOR Breakage Amount (as defined in the Note Purchase Agreement referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the Default Rate (as defined in the Note Purchase Agreement).

     Payments of principal of, interest on and any Premium Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Wachovia Bank, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

     This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of December 17, 2004 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

     This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the

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Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

     This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

     If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Premium Amount) and with the effect provided in the Note Purchase Agreement.

     This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Worthington Industries, Inc.

By

Its

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Exhibit 4.4(b)
(to Note Purchase Agreement)